The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2007

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-133925

Preliminary Prospectus Supplement
(To Prospectus Dated May 9, 2006)

Common Stock

On August 27, 2007, Infinity World Investments LLC, an indirect wholly owned subsidiary of Dubai World, commenced a tender offer for the purchase of up to 14.2 million shares of our outstanding common stock at an offer price of $84.00 per share pursuant to an Offer to Purchase set forth in its Schedule TO, filed on August 24, 2007 and as amended on August 28, 2007. In addition, pursuant to a company stock purchase and support agreement, dated August 21, 2007, we have agreed to sell to Infinity World Investments LLC 14.2 million additional shares of our common stock at a purchase price per share equal to the price per share paid in the tender offer, subject to customary closing conditions, including, to the extent required, the receipt of regulatory approvals.

The company stock purchase and support agreement requires that we register under applicable securities laws the possible resale of the shares acquired by Infinity World Investments pursuant to the tender offer and the 14.2 million additional shares proposed to be purchased from us under the company stock purchase and support agreement. Therefore, we have prepared and filed this prospectus supplement for the purpose of any such resale by Infinity World Investments. We do not know when or whether, or at what price, any or all of these shares may be sold by Infinity World Investments.

We will not receive any proceeds from the sale of shares included in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MGM.” On September 10, 2007 the last reported sales price for our common stock on the New York Stock Exchange was $82.60 per share.

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109. Our telephone number is (702) 693-7120.

Investing in the company involves risks. See “Risk Factors” beginning on page 16 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as supplemented on page 24 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus supplement, or the accompanying prospectus, or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

This Prospectus Supplement and the accompanying Prospectus are part of a “shelf” Registration Statement that we filed with the SEC. By using a shelf Registration Statement, we may sell any combination of the securities described in the Prospectus from time to time in one or more offerings. You should rely only on the information or representations incorporated by reference or provided in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information contained in or incorporated by reference in this Prospectus Supplement. You may obtain copies of the shelf Registration, or any document which we have filed as an exhibit to the shelf Registration or to any other SEC filing, either from the SEC or from the Secretary of MGM MIRAGE as described in this Prospectus Supplement under “Where You Can Find More Information.” We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date printed on their respective covers.

Prospectus Supplement dated          , 2007.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “could,” “might” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, new projects, future performance, the outcome of contingencies such as legal proceedings, and future financial results. From time to time, we also provide oral or written forward-looking statements in our Forms 10-K, Annual Reports to Stockholders, Forms 8-K, press releases and other materials we release to the public. Any or all of our forward-looking statements in this prospectus supplement and the accompanying prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned and incorporated by reference in this prospectus supplement and the accompanying prospectus — for example, government regulation and the competitive environment — will be important in determining our future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility.

RECENT DEVELOPMENTS

Limited Liability Company Agreement of CityCenter Holdings, LLC

On August 21, 2007, through one of our wholly-owned subsidiaries, we entered into a limited liability company agreement with Dubai World, a Dubai, United Arab Emirates government decree entity, in connection with the proposed formation of CityCenter Holdings, LLC, a limited liability company that the parties intend to form as a joint venture entity in the State of Delaware.

The Company and Dubai World will each own a fifty percent (50%) interest in, and will serve initially as the sole members of, the joint venture. Upon satisfaction of the standard conditions to closing, which satisfaction must occur no later than March 31, 2008 (or, under certain circumstances, June 30, 2008), we will contribute the project known as CityCenter, a mixed-use luxury residential, resort and retail complex currently being developed by us on the Las Vegas Strip and initially valued, for the purposes of the joint venture, at $5.4 billion. The initial valuation of CityCenter, and the corresponding capital contribution of Dubai World, will be adjusted based on the level of development spending and residential sales proceeds between the signing date and closing date. Dubai World will contribute $2.7 billion in cash to the joint venture, which contribution will be adjusted, on a 50% basis, in correspondence with any adjustment to the valuation of CityCenter described above. Such contribution will be distributed to us. Upon completion of the project, the valuation may be increased by up to $200 million, with Dubai World’s capital contributions and the distributions to us increasing by up to $100 million, based on development costs, residential sales proceeds, and the timing of the opening of the proposed casino-resort. In addition, we have agreed to indemnify Dubai World for certain tax liabilities resulting from the sale of residential units. Any amounts contributed by us and distributed to Dubai World with regard to this indemnification will result in a reduction of the valuation.

We will initially serve as the managing member of the joint venture. Furthermore, we will manage the development and operations of CityCenter pursuant to a development management agreement and an operations management agreement to be entered into with the joint venture entity.

Collective Bargaining Agreement with Culinary Workers Union Local 226

On August 23, 2007, we announced that we had reached an agreement for a five-year contract with the Culinary Workers Union Local 226. The new contract covers approximately 21,000 culinary staff and housekeepers who work in ten of our hotel-casinos and provides for annual wage increases and continued contributions to the union’s health and pension funds.

RISK FACTORS

Before you invest in the Company, you should be aware that investment in the Company carries various risks, including those beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2006, as supplemented on page 24 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, before you decide to invest in the Company.

USE OF PROCEEDS

On August 21, 2007, we entered into a company stock purchase and support agreement with Infinity World Investments LLC, a subsidiary of Dubai World. Under the company stock purchase and support agreement, we agreed, among other things, to issue to Infinity World Investments in a private placement 14.2 million shares of our common stock at a purchase price per share equal to the price per share paid in the tender offer by Infinity World Investments for up to an additional 14.2 million shares, which tender offer commenced on August 27, 2007. In connection with the proposed private placement and assuming a purchase price per share of $84.00, we will receive gross proceeds of approximately $1.19 billion. We intend to use the proceeds from such sale to repay a portion of the outstanding indebtedness under our $7.0 billion senior credit facility and for general corporate purposes.

Under the company stock purchase and support agreement, we have agreed to file this prospectus supplement for any resale by the selling stockholder of the shares purchased in the tender offer and the shares purchased in the private placement. We will not receive any proceeds from any such resale by the selling stockholder.

The following table sets forth our unaudited consolidated capitalization as of June 30, 2007 on a historical basis and on an as adjusted basis to give effect to (i) the application of the proceeds from the proposed private placement, assuming that none of the proceeds will be used to pay related expenses, and (ii) the repayment upon maturity of the 6.75% senior notes due 2007 and 10.25% senior notes due 2007, in each case, using borrowings under the senior credit facility and, in each case, effectuated in August 2007.

	As of June 30, 2007
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$294.6	$294.6

Long-term debt (including current maturities):
Senior credit facility	$4,921.7	$4,422.7
MGM MIRAGE:
6% senior notes due 2009, net	1,053.3	1,053.3
8.5% senior notes due 2010, net	823.4	823.4
8.375% senior subordinated notes due 2011	400.0	400.0
6.75% senior notes due 2012	550.0	550.0
6.75% senior notes due 2013	500.0	500.0
5.875% senior notes due 2014, net	522.9	522.9
6.625% senior notes due 2015, net	879.4	879.4
6.875% senior notes due 2016	250.0	250.0
7.5% senior notes due 2016	750.0	750.0
7.625% senior notes due 2017	750.0	750.0

	As of June 30, 2007
	Actual	As Adjusted
	(In millions)

Mirage Resorts, Incorporated:
6.75% senior notes due 2007, net	199.6	—
6.75% senior notes due 2008, net	177.9	177.9
7.25% senior debentures due 2017, net	84.0	84.0
Mandalay Resort Group:
10.25% senior subordinated notes due 2007, net	494.2	—
9.5% senior notes due 2008, net	203.5	203.5
6.5% senior notes due 2009, net	227.7	227.7
9.375% senior subordinated notes due 2010, net	316.1	316.1
6.375% senior notes due 2011, net	133.4	133.4
7.625% senior subordinated debentures due 2013, net	155.0	155.0
Floating rate convertible senior debentures due 2033	8.5	8.5
7% debentures due 2036, net	155.9	155.9
6.7% debentures due 2096	4.3	4.3

Total long-term debt (including current maturities)	13,560.8	12,368.0
Total stockholders’ equity	4,331.1	5,523.9

Total capitalization	$17,891.9	$17,891.9

SELLING STOCKHOLDER

Set forth below is information regarding the name of, and number of shares of common stock owned by, the selling stockholder. The selling stockholder has not within the past three years held any position, office or other material relationship with us. However, under the company stock purchase and support agreement, as long as the selling stockholder owns at least 5% of the outstanding shares of our common stock and that certain Limited Liability Company Agreement of CityCenter Holdings, LLC (the “LLC Agreement”) is still in effect, the selling stockholder will have the right to nominate one member to our Board of Directors, and, if such percentage ownership is at least 12% and if the LLC Agreement has not been terminated, the selling stockholder will have the right to designate a number of nominees equal to the product (rounded down to the nearest whole number) of (1) the percentage of the outstanding shares of common stock owned by the selling stockholder and its affiliated entities multiplied by (2) the total number of directors authorized to serve on the board. Information about the selling stockholder may change over time. The selling stockholder has agreed that it will not acquire beneficial ownership of more than 20% of the total outstanding shares of our common stock, subject to certain exceptions.

We cannot estimate the number of shares of common stock that will be held by the selling stockholder upon termination of the offering since it is possible that it may not sell any of the shares covered by this prospectus supplement or may acquire or dispose of shares of our common stock not included in this prospectus supplement. See “Plan of Distribution.”

					Number of		Number of
	Number of		Percentage of		Shares		Shares
	Shares		Shares		of Common Stock		of Common Stock
	Beneficially		Beneficially		Being Offered		Owned after
Selling Stockholder	Owned		Owned(1)		Hereby		Offering

Infinity World Investments LLC	28,400,000	(2)	9.5	%(2)	28,400,000	(2),(3)	0	(3),(4)

(1)	Percentage ownership calculations are based on 299,332,483 shares of common stock outstanding as of September 6, 2007, after giving effect to the proposed private placement of 14.2 million shares of our common stock by us to the selling stockholder.

(2)	Assumes that the tender offer for 14.2 million shares of our common stock by the selling stockholder is fully subscribed and gives effect to the proposed private placement of 14.2 million shares of our common stock by us to the selling stockholder.

(3)	We have prepared and filed this prospectus supplement for the purpose of any resale by Infinity World Investments of the shares described in footnote (2) above. We do not know when or whether, or at what price, any or all of these shares may be sold by Infinity World Investments.

(4)	Assumes the selling stockholder will sell all of the shares described in footnote (2) above and does not acquire any additional shares of our common stock.

REGULATION AND LICENSING

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. A more detailed description of the regulations to which we are subject is contained in Exhibit 99 to the Annual Report on Form 10-K for the year ending December 31, 2006.

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

PLAN OF DISTRIBUTION

The company stock purchase and support agreement requires that we register under applicable securities laws the possible resale by the selling stockholder of the 14.2 million shares of our common stock proposed to be purchased from us pursuant to that agreement and those shares purchased in the open market pursuant to its tender offer. Therefore, we have prepared and filed this prospectus supplement. However, we do not know when or whether any or all of the these shares may be sold. The selling stockholder is set forth above in the section “Selling Stockholder.” We will not receive any proceeds from the sale of shares included in this prospectus supplement. We will pay all fees and expenses incurred in connection with the preparation and filing of this prospectus supplement, other than (a) underwriting discounts and commissions and transfer taxes, if any, attributable to these shares and (b) all fees and expenses of the selling stockholder’s counsel. We have agreed to maintain the effectiveness of this registration statement until all of the shares covered by this prospectus supplement are resold by the selling stockholder without respect to volume limitation during any ninety day period under Rule 144 promulgated under the Securities Act of 1933, as amended.

The selling stockholder may sell the shares covered by this prospectus supplement in one or more of the following transactions:

•	on the New York Stock Exchange,

•	in the over-the-counter market,

•	in privately-negotiated transactions,

•	in a combination of such methods of sale, or

•	through any other legally available means.

The selling stockholder may sell its shares at:

•	market prices prevailing at the time of the sale,

•	prices related to the prevailing market prices,

•	negotiated prices, or

•	fixed prices.

The selling stockholder may offer its shares of our common stock in any manner permitted by law, including to or through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

•	sales to underwriters who will acquire the shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale,

•	block transactions in which the broker or dealer engaged will attempt to sell the shares of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction,

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account,

•	an exchange distribution in accordance with the rules of any such exchange, or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be “underwriters” as that term is defined in Section 2(11) of the Securities Act. Any commissions received by such broker or dealer and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, such a determination may subject them to the prospectus delivery requirements of the Securities Act.

The selling stockholder may from time to time pledge the common stock owned by it to secure margin or other loans made to the selling stockholder. Thus, the person or entity receiving the pledge of any of the shares of common stock may sell them, in a foreclosure sale or otherwise, in the same manner as described above for the selling stockholder.

Any selling stockholder who is an affiliate also may sell all or a portion of its shares covered by this prospectus supplement in open market transactions in reliance on Rule 144 under the Securities Act, provided that the selling stockholder meets the criteria and conforms to the requirements of such rule. In addition, any securities covered by this prospectus supplement that qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

In connection with the sale of our common stock:

•	the selling stockholder may enter into hedging transactions with broker-dealers,

•	the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling stockholder,

•	the selling stockholder may sell the securities short and deliver the securities to close out these short positions,

•	the selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities, and

•	the selling stockholder may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of our common stock offered by this prospectus supplement may engage in transactions that stabilize the price of the common stock. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of the common stock in the market and to the activities of the selling stockholders.

We have not been advised of any selling arrangement at the date of this prospectus supplement between the selling stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

We have agreed to indemnify the selling stockholder for certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, Los Angeles, California. Gary N. Jacobs, who is of counsel to Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, is a member of our board of directors and is also Executive Vice President, General Counsel and Secretary of MGM MIRAGE. As of September 6, 2007, Mr. Jacobs beneficially owned an aggregate of approximately 704,420 shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited consolidated financial statements and schedule of MGM MIRAGE as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any document we have filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You also may read and copy reports and other information filed by us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The company also maintains a website at www.mgmmirage.com.

We previously filed a registration statement and related exhibits on Form S-3 with the SEC on May 9, 2006 under the Securities Act. The registration statement contains additional information about us and our securities. You may inspect the registration statement and its exhibits without charge at the office of the SEC at Station Place, 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this prospectus supplement, and information filed later by us with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Definitive Proxy Statement filed with the SEC on April 23, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

•	Our Current Reports on Form 8-K (to the extent filed and not furnished with the SEC) filed with the SEC on February 15, 2007, March 23, 2007, April 13, 2007, April 18, 2007, April 27, 2007, May 10, 2007, May 17, 2007, June 1, 2007, July 13, 2007, and August 27, 2007; and

•	The amended and restated description of MGM MIRAGE’s Common Stock contained in MGM MIRAGE’s Registration Statement on Form 8-A/A filed on May 11, 2005.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Gary N. Jacobs, Executive Vice President, General Counsel and Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120. A copy will be provided by first class mail or other equally prompt means after receipt of your request.

PROSPECTUS

MGM MIRAGE

Debt Securities
Guarantees
Common Stock

We may, from time to time, offer to sell shares of our common stock, par value $0.01 per share, and our debt securities, which may be senior, senior subordinated or subordinated and which may be convertible into shares of our common stock or other debt securities. This prospectus also covers guarantees, if any, of our obligations under any such debt securities, which may be given by one or more of our subsidiaries. Our common stock trades on the New York Stock Exchange under the symbol “MGM.”

We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. This prospectus describes only some of the general terms that may apply to this securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities, or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our principal executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada, 89109. Our telephone number is (702) 693-7120.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is May 9, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities registered in one or more offerings. This prospectus provides you with only a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”

This prospectus, and any accompanying prospectus supplement or other offering materials, do not contain all of the information included in the registration statement, as permitted by the rules and regulations of the Commission. For further information, we refer you to the full registration statement on Form S-3, of which this prospectus is a part, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the Commission. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If an agreement or document is filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our Commission filings are also available over the Internet at the Commission’s web site at www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange, or the “NYSE.” You may also inspect the information we file with the Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our internet address is www.mgmmirage.com. However, unless otherwise specifically set forth herein, the information on our internet site is not a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information that we file with the Commission. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the Commission. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the Commission after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the Commission.

We incorporate by reference the documents listed below:

MGM MIRAGE:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our definitive Proxy Statement filed with the Commission on April 3, 2006;

•	Our Current Reports on Form 8-K dated March 30, 2006, and April 7, 2006.

1

Mandalay Resort Group:

•	Pages 84 to 119 of Mandalay Resort Group’s Annual Report on Form 10-K for the year ended January 31, 2005.

We are also incorporating by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the termination of the offering. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the Commission be incorporated by reference into, or otherwise included in, this prospectus. Each document referred to above is available over the Internet on the Commission’s website at www.sec.gov, and on our website at www.mgmmirage.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Gary N. Jacobs
Executive Vice President, General Counsel and Secretary
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 693-7120

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement or other offering material relating to such offering. If the net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the Years Ended December 31,
	2001		2002		2003		2004		2005

Ratio of Earnings to Fixed Charges	1.43	x	2.09	x	1.86	x	2.27	x	1.92x

Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs, and our proportionate share of interest cost of unconsolidated affiliates.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, or common stock that may be offered under this prospectus.

Debt securities offered under this prospectus will be governed by a document called an “Indenture” and possibly one or more supplemental Indentures. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us, as obligor, a trustee chosen by us and qualified to act under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the Indenture. A copy of the form of Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental Indenture relating to the Indenture will be filed in the future with the Commission. See “Where You Can Find Additional Information” for information on how to obtain a copy.

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LEGAL MATTERS

Certain legal matters with respect to securities offered hereby will be passed upon for us by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, Los Angeles, California, and Lionel Sawyer & Collins, Las Vegas, Nevada, and for any selling security holder, by the counsel named in the applicable prospectus supplement. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Gary N. Jacobs, who is of counsel to Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, is a member of our board of directors and Executive Vice President, General Counsel and Secretary of MGM MIRAGE. He and other attorneys in that firm providing services to MGM MIRAGE in connection with this prospectus beneficially own an aggregate of approximately 983,500 shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited consolidated financial statements and schedule of MGM MIRAGE as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Mandalay Resort Group as of January 31, 2005 and 2004 and for each of the three years in the period ended January 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of January 31, 2005, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to Mandalay Resort Group’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of its date.

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